EXHIBIT 99.1

Rayovac Corporation Finalizes Tetra Acquisition; Strengthens Leading Position in Global Specialty Pet Supplies

ATLANTA—(BUSINESS WIRE)—April 29, 2005—Rayovac Corporation, a global consumer products company with a diverse portfolio of world-class brands, announced today the completion of its previously announced acquisition of Tetra Holding GmbH. from Triton, the European private equity firm. Tetra Holding is a privately-held supplier of fish and aquatics supplies headquartered in Melle, Germany. Tetra is the leading global brand in foods, equipment and care products for fish and reptiles, along with accessories for home aquariums and ponds.

“The acquisition of Tetra accelerates our strategy to become the leading global manufacturer and marketer of specialty pet supplies,” stated David A. Jones, chairman and chief executive officer of Rayovac. “Tetra is the premier brand name in this industry. In combination with our own United Pet Group, we have significantly strengthened Rayovac’s market position in the pet category, and reinforced our status as a world-class provider of a wide range of consumer product categories to leading retailers around the world.”

“We’re excited to bring together two of the leading manufacturers of pet supplies to form a truly global presence in this highly fragmented market,” said John Heil, president of Rayovac’s United Pet Group. “The combined entity will be in a much better strategic position, with a strong portfolio of brand names, global manufacturing, distribution and marketing capabilities and a terrific platform for future growth.”

Rayovac currently expects the acquisition to be slightly accretive before synergies in the first year. More specific integration plans will be provided on Rayovac’s quarterly earnings call scheduled for May 4, 2005.

About Rayovac Corporation

Rayovac will change its corporate name to Spectrum Brands, Inc., effective May 2. Beginning on that date, the stock will trade on the New York Stock Exchange under the symbol SPC. Rayovac believes the new name better reflects its growth strategy of expanding its portfolio of world-class consumer product brands in a broad array of growth categories.

Rayovac is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Rayovac’s products are sold by the world’s top 20 retailers and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $2.7 billion in annual revenues and has approximately 10,000 employees worldwide. The company’s stock currently trades on the New York Stock Exchange under the symbol ROV.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to achieve anticipated synergies and efficiencies as a result of the Tetra acquisition, (2) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (3) changes in consumer demand for the various types of products Rayovac offers, (4) changes in the general economic conditions where Rayovac does business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (5) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (6) various other factors, including those discussed herein and those set forth in Rayovac’s securities filings, including its most recently filed Form 10Q and Annual Report on Form 10-K.

CONTACT:	Rayovac
Nancy O’Donnell, 770-829-6208
or
For Rayovac
Ketchum
David Doolittle, 404-879-9266
david.doolittle@ketchum.com

SOURCE:	Rayovac Corporation

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